Exhibit 99.1

RECENT DEVELOPMENTS OF FIRST COLONIAL

The following tables contain certain information concerning the financial position and results of operations of First Colonial at and for the periods ended June 30, 2003 as well as certain comparison periods. You should read this information in conjunction with the audited consolidated financial statements of First Colonial included in this document. The statement of operations as of and for the three months and six months ended June 30, 2003 and 2002, are unaudited and are derived from First Colonial’s interim condensed consolidated financial statements. The statement of operations and balance sheet data for the year ended and as of December 31, 2002 are derived from First Colonial’s audited consolidated financial statements. In the opinion of management, financial information at June 30, 2003 and for the three months and six months ended June 30, 2003 and 2002 reflect all adjustments (consisting only of normal recurring accruals) which are necessary to present fairly the results for such periods. Results for the three-month and six-month periods ended June 30, 2003 may not be indicative of operations of First Colonial for the year ending December 31, 2003.

	At June 30, 2003	At December 31, 2002

	(Unaudited)
	(Dollars in Thousands, Except Per Share Data)
Selected Financial and Other Data:
Total Assets	$642,244	$611,592
Cash and cash equivalents	25,002	22,741
Investment Securities:
Held-to-maturity	68,277	30,297
Available-for-sale	255,847	283,481
Loans, net	265,597	255,844
Mortgage loans held-for-sale	2,803	1,263
Deposits	506,328	472,798
FHLB advances and other borrowings	73,350	76,722
Guaranteed preferred beneficial interest in the company’s subordinated debentures	15,000	15,000
Shareholders’ equity	41,952	40,314
Book value per share	18.53	18.18
Full service offices	18	17

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(Unaudited)		(Unaudited)
	(Dollars in Thousands, Except Per Share Data)
Selected Operating Data:
Total interest income	$7,356	$7,227	$14,935	$14,337
Total interest expense	2,913	3,033	5,990	6,068

Net interest income	4,443	4,194	8,945	8,269
Provision for loan losses	375	361	575	761

Net interest income after provision for loan losses	4,068	3,833	8,370	7,508
Total non-interest income (1)	2,268	1,537	4,534	3,094
Total non-interest expense	5,047	4,175	10,548	8,453

Income before income taxes	1,289	1,195	2,356	2,149
Income Taxes	240	215	375	358

Net income	$1,049	$980	$1,981	$1,791

Cash dividends paid	$418,603.30	$388,734.52	$830,828.11	$776,563.06
Cash dividends paid per share	0.19	0.18	0.38	0.36
Dividends paid to net income	39.91%	39.66%	41.94%	43.35%

Per Share Data:
Basic income	$0.47	$0.45	$0.90	$0.83
Diluted net income	0.44	0.44	0.85	0.82
Basic average common shares Outstanding	2,207,138	2,152,664	2,192,445	2,149,896
Dilutive average common shares Outstanding	2,356,745	2,195,235	2,324,828	2,188,119

(Footnotes on next page)

	At or For the Three Months Ended June 30,		At or For the Six Months Ended June 30,
	2003	2002	2003	2002
Selected Operating Ratios (2):
Average yield on interest-earning assets	5.15%	6.37%	5.31%	6.48%
Average rate on interest-bearing liabilities	2.28	3.03	2.37	3.12
Average interest rate spread (3)	2.87	3.34	2.94	3.36
Net interest margin (3)	3.20	3.79	3.27	3.83
Average interest-earning assets to average interest-bearing liabilities	116.53	117.56	116.28	117.72
Net interest income after provision for loan losses to non-interest expense	80.60	91.81	79.35	88.82
Total non-interest expense to average assets	0.81	0.84	1.71	1.74
Efficiency ratio (4)	71.70	69.58	76.37	71.21
Return on average assets	0.67	0.79	0.65	0.74
Return on average equity	10.15	10.68	9.75	10.09
Average equity to average assets	6.59	7.38	6.63	7.36

Asset Quality Ratios (5):
Non-performing loans as a percent of total loans (6)	0.75%	1.05%	0.75%	1.05%
Non-performing assets as a percent of total assets (6)	0.31	0.51	0.31	0.51
Allowance for loan losses as a percent of non-performing loans	161.48	95.14	161.48	95.14
Net charge-offs to average loans	0.10	0.07	0.17	0.20

Capital Ratios (5):
Tier 1 leverage ratio	8.47%	8.58%	8.47%	8.58%
Tier 1 risk-based capital ratio	16.37	17.00	16.37	17.00
Total risk-based capital ratio	17.90	18.64	17.90	18.64

(1)	For the three months ended June 30, 2003 and 2002 and for the six months ended June 30, 2003 and 2002, non-interest income includes net gains on sales of investment securities of $709,000, $294,000, $1.5 million, and $663,000, respectively. For the three months ended June 30, 2003 and 2002 and for the six months ended June 30, 2003 and 2002, non-interest income includes net gains on sales of mortgage loans of $393,000, $121,000, $810,000, and $197,000, respectively.
(2)	With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods and, for the three month and six month periods ended June 30, 2003 and 2002, are annualized where appropriate.
(3)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of taxable equivalent net interest income before loan loss provision and non-interest income.
(5)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans.
(6)	Non-performing assets consist of non-performing loans and other real estate owned. Non-performing loans consist of all loans 90 days or more past due.

Comparison of First Colonial’s Financial Condition at June 30, 2003 and December 31, 2002

First Colonial’s total assets at June 30, 2003 were $642.2 million, representing an increase of $30.7 million or 5.0% over total assets of $611.6 million at December 31, 2002. Deposits increased by $33.5 million or 7.1% from $472.8 million on December 31, 2002 to $506.3 million on June 30, 2003. Contributing to this increase in total deposits were increases in non-interest bearing checking deposits of $13 million, certificates of deposit under $100,000 of $12.8 million, certificates of deposits over $100,000 of $8.4 million, savings and club deposits of $6.6 million, and interest-bearing checking accounts of $4.3 million, partially offset by a decrease in money market accounts of $11.6 million. Loans outstanding at June 30, 2003 were $265.6 million as compared to $255.8 million at December 31, 2002. This was an increase of $9.8 million or 3.8%. The increase in loans was primarily the result of an increase in commercial loans of $12.3 million and an increase of $2.6 million in residential real estate loans. This increase was offset in part by a decrease in consumer loans of $5.1 million. First Colonial sold $30 million of residential real estate loans during the first six months of 2003. There were $2.8 million of residential real estate loans identified as held-for-sale at June 30, 2003. There were $1.3 million residential real estate loans held-for sale at December 31, 2002. The loan to deposit ratio was 52.5% and 54.1% at June 30, 2003 and December 31, 2002, respectively.

First Colonial had $255.8 million in available-for-sale securities at June 30, 2003 with a net unrealized gain of $625,000. At December 31, 2002, First Colonial’s available-for-sale securities amounted to $283.5 million with a net unrealized gain of $1.3 million.

During the three-month period ended June 30, 2003, First Colonial sold $82.3 million of securities available-for-sale for a net gain of $709,000 as compared to $20.2 million of securities available-for-sale sold for a net gain of $294,000 for the same period in 2002.

During the six-month period ended June 30, 2003, First Colonial sold $133.2 million of securities available-for-sale for a net gain of $1.5 million as compared to $48.2 million of securities available-for-sale sold for a net gain of $663,000 for the same time period in 2002. Most of the securities sold were longer term agency mortgage-backed bonds, fixed rate agency bonds and equity securities. These securities were replaced with shorter-term agency mortgage-backed securities, fixed rate agency bonds, agency bonds with step-up features and equities. The purpose of these sales was to shorten the investment portfolio and reduce the Company’s interest rate risk and reposition the equity portfolio.

First Colonial had held-to-maturity securities totaling $68.3 million at June 30, 2003 which are carried at amortized cost. At December 31, 2002, the held-to-maturity securities totaled $30.3 million. First Colonial has the intent and ability to hold the held-to-maturity securities until maturity.

At June 30, 2003, First Colonial had cash, due from banks, Federal funds sold and interest bearing deposits with banks totaled $37.9 million. At December 31, 2002, First Colonial had cash, due from banks, Federal funds sold and interest bearing deposits with banks, totaled $27.7 million. Securities sold under an agreement to repurchase totaled $7.2 million at June 30, 2003 and $8.8 million at December 31, 2002.

First Colonial had long-term debt from the Federal Home Loan Bank of Pittsburgh totaling $66.2 million at June 30, 2003 and $67.9 million at December 31, 2002. The loans are secured by the Bank’s residential real estate loans and investment securities. These funds were used to fund residential real estate loans, community reinvestment projects and securities in the investment portfolio.

At June 30, 2003 and December 31, 2002, First Colonial had $15 million of subordinated debentures to First Colonial Statutory Trust I and the Statutory Trust I had $15 million in pooled trust preferred securities. The subordinated debentures are the sole asset of the Statutory Trust. The Trust Preferred securities are classified as long-term debt for the financial statements.

First Colonial also has an obligation as a party to the Employee Stock Ownership Plan (ESOP) debt. The total outstanding on these loans was $1.1 million at June 30, 2003 and December 31, 2002.

First Colonial’s shareholders’ equity at June 30, 2003 was $42.0 million as compared to $40.3 million at December 31, 2002, for an increase of $1.7 million or 4.1%. This increase resulted from net income of $2 million, the proceeds from the sale of stock of $964,000, the distribution of the deferred stock compensation of $220,000, reduced in part by a decrease in accumulated other comprehensive income related to a reduction in the unrealized gains in securities available-for-sale of $696,000 and the payment of dividends of $831,000.

Comparison of First Colonial’s Operating Results for the Three and Six Months Ended June 30, 2003 and 2002

First Colonial’s basic earnings per share for the three months ended June 30, 2003 were $0.47 as compared to $0.45 for the corresponding period in 2002. Diluted earnings per share for the three months ended June 30, 2003 where $0.44 as compared to $0.44 for the same period in 2002. Average basic shares outstanding during this three-month period were 2,207,138 in 2003 and 2,152,664 in 2002. Average diluted shares outstanding for the three-month period were 2,356,745 in 2003 and 2,195,235 in 2002. Basic earnings per share for the six months ended June 30, 2003 were $0.90 as compared to $0.83 for the corresponding period in 2002. Average diluted earnings per share for the six months ended June 30, 2003 were $0.85 as compared to $0.82 for the same period in 2002. Average basic shares outstanding during this six-month period were 2,192,445 in 2003 and 2,149,896 in 2002. Average diluted shares outstanding during the six-month period were 2,324,828 in 2003 and 2,188,199 in 2002. Per share earnings and average shares outstanding have been restated to reflect First Colonial’s 5% stock dividend paid on May 31, 2002.

First Colonial’s net income for the three months ended June 30, 2003 was $1 million compared to $980,000 for the same period in 2002. This was an increase of $69,000 or 7.0%. The earnings increase was attributable in part to an increase in net interest income of $249,000 or 5.9%, a $44,000 or 3.9% increase in other income exclusive of gains on the sale of available-for-sale securities and the gains on the sale of mortgage loans held-for-sale. Also contributing to higher earnings was a $272,000 increase in the gains on the sale of mortgage loans and an increase on the gains on the sale of Available for Sale Securities of $415,000. These were offset in part by a $872,000 or 20.9% increase in total other expenses, an increase of $14,000 or 3.9% in the provision for possible loan losses, and an increase of $25,000 or 11.6% in Federal income taxes.

First Colonial’s net income for the six months ended June 30, 2003 was $2 million compared to $1.8 million for the same period in 2002, an increase of $190,000 or 10.6%. The earnings increase was primarily attributable to an increase of $676,000 or 8.2% in net interest income, an increase of $16,000 or 0.7% in other income exclusive of gains on the sale of available-for–sale securities and the gains on the sale of mortgage loans. The other factors affecting the higher earnings were the increase in gains on the sale of mortgage loans of $613,000, an increase of $811,000 in the gains on the sale of available-for-sale securities and a decrease of $186,000 or 24.4% in the provision for possible loan losses. These were partially offset by a $2.1 million or 24.8% increase in total other expenses, and a $17,000 or 4.7% increase in the Federal Income Tax.

First Colonial’s net interest income amounted to $4.4 million for the three months ended June 30, 2003 compared to $4.2 million for the three months ended June 30, 2002, an increase of $249,000 or 5.9%. This increase was primarily the result of decreases in interest paid on deposit and debt exceeding the decreases in the interest earned on loans and investments. The total interest income earned on loans and investments amounted to $7.4 million for the second quarter of 2003, an increase of $129,000 or 1.8% from the $7.2 million earned in the same period in 2002. The total interest expense paid on deposits and debt was $2.9 million and $3 million for the three month period ended June 30, 2003 and 2002, respectively. This was a decrease in second quarter of 2003 from 2002 of $120,000 or 4.0%. The increase in interest income was the result of increased average loans outstanding which was reduced in part by lower interest rates. The reduction of interest expense is attributed to lower interest rates paid on deposits and debt as a result of a general declining interest rate environment. The effect of these lower interest rates were offset in part by an increase in deposit balances.

First Colonial’s net interest income for the six months ended June 30, 2003 was $8.9 million compared to $8.3 million for the same period in 2002. This was an increase of $676,000 or 8.2%. The interest income earned on loans and investments during the first half of 2003 was $14.9 million, which was $598,000 or 4.2% higher than the 2002 amount of $14.3 million. Total interest expense for the six-month period was $6 million and $6.1 million in 2003 and 2002, respectively. This was a decrease of $78,000 or 1.3%. The growth in net interest income was primarily the result of lower interest rates in a declining rate environment and higher volumes of deposits, loans and investments.

First Colonial’s fully taxable-equivalent net interest income was $9.6 million for the first six months of 2003, compared to $8.8 million for the same period in 2002, a 9.5% or $830,000 increase. This increase in taxable-

equivalent net interest income was primarily due to a $1.6 million increase related to volume partially reduced by a $780,000 decrease due to interest rates.

First Colonial’s total taxable-equivalent interest income for the six months ended June 30, 2003 increased by $752,000 or 5.1% compared to the same period in 2002. This increase was primarily the result of higher volumes of investments and loans reduced in part by lower interest rates earned on these investments and loans. Interest income on investments on a fully taxable equivalent basis was $1 million or 16.5% higher during the first half of 2003 as compared to the same period in 2002. This increase was comprised of a $3.1 million increase due to a higher volume of investment securities reduced in part by a decrease of $2.1 million due to lower interest rates. The interest income earned on loans on a fully taxable equivalent basis decreased by $259,000 or 3.0% for the six months ended June 30, 2003 as compared to the same period in 2002. This decrease was comprised of a $968,000 decrease due to lower interest rates reduced in part by a $709,000 increase due to growth in average loans outstanding. Average year-to-date earning assets increased to $586.9 million at June 30, 2003 from $458.3 million at June 30, 2002. This was an increase of $128.6 million or 28.1%

First Colonial’s total interest expense decreased by $78,000 or 1.3% during the first six months of 2003, over the same period in 2002. The decrease was the result of lower interest rates paid on deposits and debt reduced in part by growth in deposits and debt. The interest expense on interest-bearing deposits decreased by $843,000 or 17.1% during the first six months of 2003 as compared to the first six months of 2002. This was comprised of a decrease of $1.8 million due to lower interest rates offset in part by a $933,000 increase due to deposit growth. Also affecting the decrease in interest expense was a $60,000 decrease in interest paid on securities sold under agreements to repurchase and a decrease of $3,000 on the interest paid on short-term debt. The decrease in interest expense was offset in part by an increase of $478,000 or 47.6% on the interest paid on long-term debt and $350,000 on the interest paid on the $15 million of subordinated debentures issued in June 2002. The increase of the interest paid on long-term debt was comprised of an increase of $930,000 due to higher level of debt partially offset by a decrease of $452,000 due to lower interest rates.

First Colonial’s net interest margin of 3.27% for the six-month period ended June 30, 2003, decreased from the 3.83% net interest margin for the first six months of 2002. The yield on interest earning assets was 5.31% during the first six months of 2003 as compared to 6.48% in 2002. The average interest rate paid on interest bearing deposits and other borrowings was 2.37% for the first six months of 2003 as compared to 3.12% in 2002.

First Colonial’s provision for possible loan losses was $375,000 for the three months ended June 30, 2003. The provision for possible loan losses for the same period in 2002 was $361,000. Net charge-offs were $259,000 and $167,000 for the three-month period ended June 30, 2003 and 2002, respectively.

First Colonial’s provision for possible loan losses was $575,000 for the first six months of 2003 as compared to $761,000 for the same period in 2002. Net charge offs were $431,000 for the six months ended June 30, 2003 compared with $481,000 for the six months ended June 30, 2002. The ratio of the allowance for loan losses to total loans was 1.23% at June 30, 2003 and 1.21% at December 31, 2002. The allowance for possible loan losses at June 30, 2003 totaled $3.2 million, an increase of $144,000 or 4.7% over the December 31, 2002 amount of $3.1 million.

At June 30, 2003, the net loan charge-offs to average loans outstanding for First Colonial increased slightly to .34% from .29% at December 31, 2002. The charge-offs were concentrated in the consumer loan portfolio. Loan portfolio risk increased as the level of commercial loans increased $12.3 million or 15.1% from $81 million at December 31, 2002 to $93.3 million at June 30, 2003. At the same time, residential real estate loans increased $2.6 million or 2.9% from $114.4 million at December 31, 2002 to $117 million at June 30, 2003. The ratio of the allowance to non-performing loans increased from 1.39% at December 31, 2002 to 1.61% at June 30, 2003. The continued growth in commercial loans and the potential higher risk of these types of loans warrant the $144,000 increase in the allowance for possible loan losses, through a first half 2003 loan loss provision of $575,000. The provision is determined by applying First Colonial’s allowance methodology and is deemed to be adequate.

First Colonial’s other income for the three months ended June 30, 2003, including service charges, trust and wealth management revenues, gains on the sale of mortgage loans, net securities gains and other miscellaneous income was $2.3 million as compared to $1.5 million for the same period in 2002. This was an increase of $731,000 or 47.6%. This increase was the result of increased gains on the sale of securities available-for-sale, the higher gains on the sale of mortgage loans, and increases in trust and wealth management revenues and other operating income, reduced in part by a decline in service charges. The net gains on securities available-for-sale for the three-month period ended June 30 were $709,000 in 2003 and $294,000 in 2002. This was an increase of $415,000 or 141.2%. In the three month period ended June 30, 2003, the gains on the sale of mortgage loans amounted to $393,000 as compared to a gain of $121,000 for the same period in 2002, an increase of $272,000 or 224.8%. Mortgage loan sales amounted to $13.8 million during the three month period ended June 30, 2003 as compared to $11.2 million during the same period in 2002. Other operating income for the three months ended June 30, 2003 was $230,000, an increase of $40,000 or 21.1% compared to $190,000 for the same period in 2002. The increase in miscellaneous income was primarily the result of an increase in the use of various fee-based services. The trust and wealth management revenues were $325,000 for the three months ended June 30, 2003 as compared to $291,000 for the three months ended June 30, 2002, an increase of $34,000 or 11.7%. The revenues from trust and wealth management operations increased as a result of additional new accounts. Service charges on deposit accounts declined by $30,000 or 4.7% during the three-month period ended June 30, 2003 as compared to the same period in 2002. The service charges for the three months ended June 30 were $611,000 and $641,000 in 2003 and 2002, respectively. The decline in service charge income is due to a lower level of overdraft service charges.

First Colonial’s other income for the six months ended June 30, 2003, including service charges, trust and wealth management revenues, gains on the sale of mortgage loans, net securities gains and other miscellaneous income was $4.5 million as compared to $3.1 million for the same period in 2002. This was an increase of $1.4 million or 46.5%. This increase was the result of increased gains on the sale of securities available-for-sale, the higher gains on the sale of mortgage loans, and increases in trust and wealth management revenues, reduced in part by a decline in service charges and a decline in other operating income. The gains on the sale of securities available-for-sale for the six months ended June 30, 2003 were $1.5 million as compared to $663,000 for the same period in 2002. This was an increase of $811,000 or 122.3%. The gains on the sale of mortgage loans were $810,000 during the first six months of 2003 compared to $197,000 in the first six months of 2002, an increase of $613,000 or 311.2%. Mortgage loan sales amounted to $30 million and $21 million in the first six months of 2003 and 2002, respectively. The increase in the mortgage sales gains was the result of lower interest rates. In the six-month period ended June 30, 2003, service charges were $1.2 million, a $10,000 or 0.8% decrease from the 2002 amount of $1.2 million. The decrease in service charge income is primarily the result of a reduction in the number of overdraft fees collected. The revenues from the trust and wealth management operations were $610,000 for the six months ended June 30, 2003 as compared to $575,000 for the six months ended June 30, 2002, an increase of $35,000 or 6.1%. Other operating income was $410,000 for the first six months of 2003 as compared to $419,000 for the same period in 2002. This was a decrease of $9,000 or 2.1%.

First Colonial’s total other expenses for the three-month period ended June 30, 2003 increased by $872,000 or 20.9% to $5 million over total other expenses for the same period in 2002 of $4.2 million. Included in this increase was a $293,000 or 13.9% increase in salary and benefit expenses which were $2.4 million in 2003 as compared to $2.1 million in 2002. These increases were primarily due to general salary increases of approximately 4% and the addition of staff for the new branch at 3856 Easton-Nazareth Highway and the other three new branches that will open in the third or fourth quarter of 2003. Occupancy and equipment expenses were $667,000 for the three months ended June 30, 2003 and $642,000 for the three months ended June 30, 2002, an increase of $25,000 or 3.9%. The increase in occupancy expenses were related to rent increase at some branches and general maintenance. During the three months ended June 30, 2003, the expense for the impairment of mortgage servicing rights amounted to $238,000. There was no such expense during the same period of 2002. This impairment was the result of lower interest rates and an increased level of mortgage loan prepayments. Other operating expenses for the three month period ended June 30, 2003 were $1.7 million, an increase of $316,000 or 22.2% from the $1.4 million in other expenses for the same period in 2002. This increase was primarily the result of higher data processing, advertising and professional services expenses.

First Colonial’s total other expenses for the six-month period ended June 30, 2003 increased by $2.1 million or 24.8% to $10.5 million over total other expenses for the same period in 2002 of $8.4 million. A major factor affecting the increase in total other expenses was the expense of $875,000 for the impairment of mortgage servicing rights during the first half of 2003. There was no mortgage impairment expense during the first half of 2002. This impairment expense is due to a larger than normal number of customers prepaying their residential mortgage loans as a result of lower interest rates. Also included in the increase of other expenses was an $822,000 or 19.8% increase in salary and benefit expenses which were $5 million in 2003 as compared to $4.2 million in 2002. These increases were primarily due to a charge of $175,000 due to the accelerated vesting and distribution of the deferred stock compensation as a result of the merger agreement with Keystone Savings Bank, general salary increases of approximately 4% and additional staff for the new branches opening in 2003 and staff additions in the third and fourth quarter of 2002, in the commercial lending and trust and wealth management area of the bank. Occupancy and equipment expenses were $1.3 million for the six months ended June 30, 2003 and $1.3 million for the six months ended June 30, 2002, an increase of $2,000 or 0.2%. Other operating expenses for the six month period ended June 30, 2003 were $3.4 million, an increase of $396,000 or 13.3% from the $3 million in other expenses for the same period in 2002. This increase was primarily due to higher data processing, advertising and professional services expenses.